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Exhibit 10.5

Eastern Tech Mfg. Corp. Employment Agreement with John Curran

EMPLOYMENT AGREEMENT

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    This Employment and Confidentiality Agreement (hereinafter "Agreement") is entered into as of July 1, 1999, between Eastern Tech Manufacturing Corp., whose principal place of business is 9693 Gerwig Lane, Suite O, Columbia, Maryland 21046, fax (410) 290-5917 ("Employer") and John Curran, 6927 Decatur Street, Hyattsville, Maryland 20784 ("Employee").

    In consideration of the employment or continued employment of Employee by Employer, Employer and Employee agree as follows:

    1. Employment, Complete Agreement, and Modification

    Commencing July 1, 1999, Employer agrees to employ or continue to employ Employee and Employee agrees to be employed by Employer on the terms and conditions set forth herein. This Agreement supersedes all previous correspondence, promises, representations, and agreements, if any, either written or oral. No provision of this Agreement may be modified except by a writing signed both by Employer and Employee.

    2. Duties

    Employee shall perform any and all duties now and hereafter assigned to Employee by Employer, or performed by Employee whether or not assigned to Employee. Employee agrees to abide by Employer's rules, regulations, and practices, including those concerning work schedules, vacation and sick leave, as they may from time to time be adopted or modified.

    3. Compensation

    (b) Monthly Cash Payments. View will pay Employee the monthly amount of $5,000 per month. This fee shall be payable at such times and in accordance with the normal payroll of Employer, and shall be subject to periodic review and adjustment by Employer. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Employee shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Employee has not yet been paid and also for other payment provided under this Agreement. View shall deduct or withhold from these payments all taxes for which it is obligated to deduct.

    (b) Stock Granted Under Restricted Share Plan. As an incentive to Employee to come work for Employer, Employee shall be granted shares of the common stock of the Employer's parent company, View Systems, Inc., which shall be subject to forfeiture at a determined rate in the event Employee leaves the employ of Employer during the first year of service. The restrictions and forfeiture options with respect to this stock shall lapse at the rate of 1,000 shares per month, so that Employee shall accumulate 1000 shares a month which will not be subject to forefeiture.

    (c) Options. The Employer's parent corporation will be adopting a Stock Option Plan pursuant to which certain qualified employees will be eligible to receive both qualified incentive stock options and/or non-qualified incentive stock options, and Employee will be eligible to participate in this plan, as determined in the sole discretion of the board of directors and executive compensation committee of View Systems, Inc.

    4. Termination of Employment

    This is an at will employment. Employer may terminate Employee at any time with or without cause. Employee may terminate Employee's employment at any time with or without cause. Employer shall provide Employee either thirty (30) days prior written notice of termination or severance pay in an amount equal to Employee's salary on date of termination for thirty (30) days. Employee shall provide Employer thirty (30) days prior written notice of his or her termination.

    5. Health Insurance

    Employee shall receive continuous health insurance coverage from either Employer, or its affiliates, in accordance with the policies then currently being provided by Employer.

    6. Paid Vacation

    Employee shall receive paid vacation at a rate of 15 working days per year. Employee shall provide Employer with reasonable advance notice of all paid vacation days Employee plans to take and agrees to take all reasonable action requested by Employer to resolve conflicts caused by Employee's scheduled vacation, including rescheduling vacation days to reasonably accommodate a business need of Employer.

    7. Duty to Devote Full time and to Avoid Conflict of Interest

    Employee agrees that during the period of employment, Employee shall devote full-time efforts to his or her duties as an employee of Employer. During the period of employment, Employee further agrees not to (i) solely or jointly with others undertake or join any planning for or organization of any business activity competitive with the business activities of Employer; and (ii) directly or indirectly, engage or participate in any other activities in conflict with the best interest of Employer.

    8. Information Disclosed Remains Property of Employer

    All ideas, concepts, information, and written material disclosed to Employee by Employer, or its corporate affiliates, or acquired from a customer or prospective customer of Employer or its corporate affiliates are and shall remain the sole and exclusive property and proprietary information of Employer or such customers, and are disclosed in confidence by Employer or permitted to be acquired from such customers in reliance on Employee's agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of Employer's business.

    9. Inventions and Creations Belong to Employer

    Any and all inventions, discoveries, improvements, or creations (collectively "Creations") which Employee has conceived or made or may conceive or make during the period of employment, or the period of employment by any subsidiary/corporate affiliates of Employer, in any way, directly or indirectly, connected with Employer's business (including the business of its subsidiaries/corporate affiliates) shall be the sole and exclusive property of Employer. Employee agrees that all copyrightable works created by Employee or under Employer's direction in connection with Employer's business are "works made for hire" and shall be the sole and complete property of Employer and that any and all copyrights to such works shall belong to Employer. To the extent such works are not deemed to be "works made for hire," Employee hereby assigns all proprietary rights, including copyright, in these works to Employer without further compensation.

    Employee further agrees to (i) disclose promptly to Employer all such Creations which Employee has made or may make solely, jointly or commonly with others; (ii) assign all such Creations to Employer; and (iii) execute and sign any and all applications, assignments, or other instruments which Employer may deem necessary in order to enable it, at its expense, to apply for, prosecute, and obtain copyrights, patents or other proprietary rights in the United States and foreign countries or in order to transfer to Employer all right, title, and interest in said Creations.

    10. Confidentiality

    c. Definition. During the term of employment with Employer, Employee will have access to and become acquainted with various trade secrets and other proprietary and confidential information which are owned by Employer and which are used in the operation of Employer's business. "Trade secrets and other proprietary and confidential information" consist of, for example, and not intending to be inclusive, (i) software (source and object code), algorithms, computer processing systems, techniques, methodologies, formulae, processes, compilations of information, drawings, proposals, job notes, reports, records, and specifications; and (ii) information concerning any matters relating to the business of Employer any of its customers, customer contact, licenses, the prices it obtains or has obtained for the licensing of its software products and services or hardware, or any other information concerning the business of the Employer and Employer's good will.

    d. No Disclosure. Employee shall not disclose or use in any manner, directly or indirectly, any such trade secrets and other proprietary and confidential information either during the term of this Agreement or at any time thereafter, except as required in the course of employment with Employer. Employee shall use his best efforts in complying with this obligation.

    11. Return of Material

    Employee agrees that, upon request of Employer or upon termination of employment, Employee shall turn over to Employer all documents, disks or other computer media, or other material in his or her possession or under his or her control that (i) may contain or be derived from ideas, concepts, Creations, or trade secrets and other proprietary and confidential information as set forth, or (ii) are connected with or derived from Employee's services to Employer.

    12. Covenant Not to Compete

    a. Restriction. Employee agrees that he or she will not, during the course of employment or for a period of twelve (12) months commencing upon the expiration of employment, voluntarily or involuntarily, directly or indirectly, anywhere in the United States, assist others to develop, digital video security and surveillance systems substantially similar to the systems and products that are produced (or are in the process of development) by Eastern Tech Manufacturing Corp. or its subsidiaries or affiliates, at the time Employee terminates employment with Employer. This restriction shall apply, without limitation, to any and all systems Employer or the corporate subsidiaries that it controls have developed or are in the process of developing.

    b. Employee's Acknowledgements and Agreements. Employee acknowledges and agrees that Employer is primarily engaged in the business of digital imaging systems for video security and surveillance. Employee further acknowledges and agrees to the reasonableness of this covenant not to compete and the reasonableness of the geographic area and duration of time, which is a part of said covenant. Employee also acknowledges and agrees that this covenant will not preclude Employee from becoming gainfully employed following termination of employment with Employer.

    13. Inducing Employees to Leave Employer; Employment of Employees

    Any attempt on the part of Employee to induce others to leave Employer's employ, or the employee of Employer's subsidiaries or corporate affiliates, or any effort by Employee to interfere with Employer's relationship with its other employees would be harmful and damaging to Employer. Employee agrees that during the term of employment and for a period of eighteen (18) months thereafter, Employee will not in any way, directly or indirectly (i) induce or attempt to induce any employee of Employer (or its subsidiaries, corporate affiliates) to quit employment with Employer (or its subsidiaries, corporate affiliates); (ii) otherwise interfere with or disrupt Employer's (or Employer's subsidiaries, corporate affiliates) relationship with its employees'; (iii) solicit, entice, or hire away any Employee of Employer (or Employer's subsidiaries, affiliates); or (iv) hire or engage any employee of Employer (and its subsidiaries, affiliates) or any former employee of Employer (and its subsidiaries, affiliates) whose employment with Employer ceased less than one (1) year before the date of such hiring or engagement.

    14. Nonsolicitation of Business

    For a period of eighteen (18) months from the date of termination of employment, Employee will not divert or attempt to divert from Employer (or its subsidiaries, corporate affiliates) any business Employer (or its subsidiaries, corporate affiliates) had enjoyed or solicited from its customers during the eighteen (18) months prior to termination of his or her employment.

    15. Remedies—Injunction

    In the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Employee agrees that Employer—in addition to and not in limitation of any other rights, remedies, or damages available to Employer at law or in equity shall be entitled to a permanent injunction in order to prevent or restrain any such breach by Employee or by Employee's partners, agents, representatives, servants, employees, and/or any and all persons directly or indirectly acting for or with Employee.

    16. Severability

    In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement. In the event that any provisions relating to the time period or scope of a restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, then the time period or scope of the restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period or the applicable scope of the restriction.

    17. Governing Law

    This Agreement shall be construed and enforced according to the laws of the State of Maryland.

    18. Agreement Read, Understood, and Fair

    Employee has carefully read and considered all provisions of this Agreement and agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interest of Employer.

Eastern Tech Manufacturing Corp. EMPLOYER:	John Curran EMPLOYEE:
Signature	Signature
Andrew L. Jiranek	John Curran
Secretary
Date	Date

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Exhibit 10.5